EXHIBIT 99.1

August 02, 2007 03:51 PM Pacific Daylight Time

ImmunoCellular Therapeutics Updates Brain Tumor Vaccine Program Status; First Three Patients Enrolled

LOS ANGELES—(BUSINESS WIRE)—ImmunoCellular Therapeutics, Ltd. (OTCBB:IMUC) announced today that the first three patients have been enrolled in the recently commenced Phase I clinical trial of its lead brain tumor vaccine product candidate. The vaccine trial is being conducted at the Johnny L. Cochran, Jr. Brain Tumor Center at Cedars-Sinai Medical Center in Los Angeles.

The IMUC vaccine is a dendritic cell-based vaccine that could potentially bolster the body’s natural tendency through its immune system to defend itself against malignant brain tumors. Dendritic cells play a central role in the body’s immune response. The IMUC vaccine is based on a proprietary technology that has been exclusively licensed to the company by Cedars-Sinai.

The vaccine technology licensed by IMUC from Cedars-Sinai is covered by a portfolio of several pending U.S. and foreign patent applications. IMUC is now in the process of preparing one or more U.S. utility and foreign patent applications that claim priority from a provisional application in the portfolio that covers the IMUC vaccine with multiple antigens being tested in the current Phase I clinical trial.

Issuance of patents based upon the various patent applications licensed from Cedars-Sinai will depend upon the U.S. and foreign patent agencies being able to determine that the claims made in these applications were not already publicly known or were not obvious from prior published patents and literature, including the extensive previous vaccine work performed and published by Dr. John Yu and other researchers at Cedars-Sinai. One of the provisional applications in the licensed portfolio covers the use of a specific antigen, TRP-2, in vaccines. IMUC has decided that in light of its present research interests and commercial strategies, as well as prior published literature, it will not pursue this application. Although TRP-2 is one of the antigens used in IMUC’s lead vaccine product candidate, IMUC has been seeking patent protection for this vaccine through the multiple antigen patent application described above and not through the withdrawn TRP-2 patent application. The TRP-2 patent application does not cover in any material respect the technology incorporated in any other potential vaccine product candidate that the company currently is contemplating for future development.

About ImmunoCellular Therapeutics

IMUC is a Los Angeles, California based development stage company that will seek to develop cellular therapies for the treatment of brain and other cancers as well as neurodegenerative disorders. IMUC’s initial focus will be on a dendritic cell-based vaccine for treating brain tumors, with a Phase I trial for its lead vaccine product candidate having commenced in May 2007.

Forward-Looking Statements

This press release contains certain “forward-looking statements” (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act and in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events, projections or results described in the forward-looking statements. These risks and uncertainties include without limitation the need to obtain and possible delays in receiving clearance to commence any future clinical trials of IMUC’s lead product candidate or any future product candidate from the FDA and any medical center involved in the trial; the risk that the FDA will not permit the next trial of IMUC’s lead product candidate following the Phase I trial to serve as a pivotal trial; the potential inability to recruit suitable patients for the Phase I trial and other future clinical trials or delays in such recruitment; the potential inability to obtain patent coverage for IMUC’s lead product candidate or other candidates due to prior work by Cedars-Sinai researchers or for other reasons; the risk of losing the services of senior management personnel; the uncertainty of outcomes for the Phase I trial and other future clinical trials; the need to secure appropriate clinical supplies for the lead product candidate or future product candidates for future clinical trials and the need to raise significant additional capital to complete the development of IMUC’s lead product candidate and to conduct pre-clinical work and clinical trials for any future product candidates. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

ImmunoCellular Therapeutics, Ltd.

David Wohlberg, President and COO, 310-789-1213

or

Allen & Associates, LLC

Marcia Allen, 310-820-8730